Filed Pursuant to Rule 424(b)(3)

Registration No. 333-221591

PROSPECTUS SUPPLEMENT NO. 3 DATED February 2, 2021

(to Prospectus dated April 19, 2019, as supplemented by Prospectus Supplement No. 1 dated May 15, 2019 and Prospectus Supplement No. 2 dated May 1, 2020)

U.S. EQUITY CUMULATIVE DIVIDENDS FUND—SERIES 2027

U.S. EQUITY EX-DIVIDEND FUND—SERIES 2027

EACH A SERIES OF METAURUS EQUITY COMPONENT TRUST

This supplement (“Supplement No. 3”) contains information which amends, supplements, or modifies certain information contained in the prospectus of Metaurus Equity Component Trust (the “Trust”) dated April 19, 2019 (“Prospectus”), as supplemented by Prospectus Supplement No. 1 dated May 15, 2019 (“Supplement No. 1”) and Prospectus Supplement No. 2 dated May 1, 2020 (“Supplement No. 2”). You should read this supplement together with the Prospectus, Supplement No. 1 and Supplement No. 2 since the information contained herein supplements the information contained in the Prospectus, Supplement No. 1 and Supplement No. 2. Capitalized terms used but not defined herein shall have the same meaning given them in the Prospectus.

Shares of the U.S. Equity Cumulative Dividends Fund—Series 2027 and the U.S. Equity Ex-Dividend Fund—Series 2027 are listed on NYSE Arca under the symbol “IDIV” and “XDIV,” respectively.

Investing in the Shares involves significant risks. See “Risk Factors” starting on page 12 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities offered or determined if the Prospectus or this Prospectus Supplement No. 3 is truthful or complete. Any representation to the contrary is a criminal offense.

THE COMMODITY FUTURES TRADING COMMISSION HAS NOT PASSED UPON THE MERITS OF PARTICIPATING IN THESE POOLS NOR HAS THE COMMISSION PASSED ON THE ADEQUACY OR ACCURACY OF THIS DISCLOSURE DOCUMENT.

The date of this Prospectus Supplement No. 3 is February 2, 2021.

I.        Principal Office of the Trust and the Sponsor

All references in the Prospectus to the principal office and/or address of the Trust and/or the Sponsor, including, without limitation, at pages 3, 10, 11, 36, 39, 55 and 86 are replaced with the following address: c/o Metaurus Advisors LLC, 22 Hudson Place, Third Floor, Hoboken, NJ 07030.